EXHIBIT 4.1

Execution Version

SENECA GAMING CORPORATION,

THE GUARANTORS, parties hereto

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of November 18, 2010

to

INDENTURE

Dated as of May 5, 2004

As Supplemented by a Supplemental Indenture

Dated as of May 23, 2005,

and a Second Supplemental Indenture

Dated as of December 28, 2007

7 1/4% Senior Notes due 2012

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of November 18, 2010, among Seneca Gaming Corporation (the “Company”), the subsidiary guarantors parties hereto (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

WHEREAS, the Company, the Guarantors and the Trustee are parties to an Indenture, dated as of May 5, 2004, as supplemented by a Supplemental Indenture, dated as of May 23, 2005, and a Second Supplemental Indenture, dated as of December 28, 2007 (as so supplemented and amended, the “Indenture”), pursuant to which the Company issued $500,000,000 aggregate principal amount of 7 1/4% Senior Notes due 2012 (the “Notes”);

WHEREAS, pursuant to Section 8.2 of the Indenture, the Company, when authorized by a resolution of its Board of Directors, the Guarantors and the Trustee may amend certain terms of the Indenture with the written consent of the Holders (as defined in the Indenture) of at least a majority in aggregate principal amount of the Notes then outstanding;

WHEREAS, the Company has offered to purchase for cash any and all of the Notes (the “Offer”) and has solicited consents (the “Solicitation”) to certain amendments to the Indenture (the “Proposed Amendments”) pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement dated November 3, 2010 (the “Solicitation Statement”);

WHEREAS, the Company has obtained the written consent to the Proposed Amendments to the Indenture from the Holders of at least a majority in aggregate principal amount of the Notes (the “Requisite Consents”);

WHEREAS, the Holders who have delivered such written consents to the Proposed Amendments have waived any rights to withdraw such consents pursuant to the Indenture;

WHEREAS, the execution and delivery of this Third Supplemental Indenture have been duly authorized by the parties hereto, and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;

WHEREAS, the Trustee is indemnified pursuant to Section 7.7 of the Indenture in connection with the Trustee’s execution of this Third Supplemental Indenture; and

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) a copy of the resolutions of the Board of Directors of the Company authorizing the execution of this Third Supplemental Indenture, (ii) confirmation from D.F. King & Co., Inc., as depositary for the Solicitation, of the receipt from Holders of the Requisite Consents, (iii) the Officers’ Certificate and the Opinion of Counsel described in Sections 8.6, 12.4 and 12.5 of the Indenture, and (iv) a written request to execute this Third Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

Amendments to the Indenture

1.1          Effectiveness of Third Supplemental Indenture.  This Third Supplemental Indenture shall become effective as of the date hereof provided that the amendments to the Indenture set forth in Section 1.2 below shall not become operative until the date that the Notes are accepted for purchase by the Company pursuant to the Offer to Purchase and Consent Solicitation Statement dated November 3, 2010 (the “Amendment Effective Date”).

1.2          Amendments to the Indenture.

(a)           Section 1.1 of the Indenture is hereby amended by adding the following definitions:

“Amendment Effective Date” shall mean the “Amendment Effective Date” as defined in the Third Supplemental Indenture.

“Third Supplemental Indenture” shall mean that certain Third Supplemental Indenture, dated as of November 18, 2010, among the Company, the Guarantors and the Trustee.”

(b)           Section 3.3 of the Indenture is hereby amended and restated in its entirety to read as follows:

“SECTION 3.3. Notice of Redemption.  At least 3 Business Days but not more than 60 days before a date for redemption of Notes, the Company shall mail a notice of redemption by first-class mail to each Holder of Notes to be redeemed at his or her last address as the same appears on the registry books maintained by the Registrar pursuant to Section 2.4 hereof.

The notice shall identify the Notes to be redeemed (including the CUSIP numbers thereof) and shall state:

(1) the Redemption Date;

(2) the redemption price and the amount of premium and accrued interest to be paid;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date and upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the Redemption Date; and

(7) the provision of the Notes and/or  Section of the Indenture, as the case may be, pursuant to which the Notes called for redemption are being redeemed; and

(8) the aggregate principal amount of Notes that are being redeemed.

At the Company’s written request made at least five Business Days prior to the date on which the notice is to be given, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s sole expense.”

(c)           Section 4.7 of the Indenture is hereby amended and restated in its entirety to read as follows:

“SECTION 4.7       [Intentionally Omitted].”

(d)           Section 4.8 of the Indenture is hereby amended to add a new sentence at the end of such section to read as follows:

“The forgoing provisions of this Section 4.8 shall not apply with respect to any Change of Control that occurs after the Amendment Effective Date.”

(e)           Sections 4.9 through 4.10 of the Indenture are hereby amended and restated in their entirety to read as follows:

“SECTION 4.9       [Intentionally Omitted]

SECTION 4.10       [Intentionally Omitted]”

(f)            Section 4.11 of the Indenture is hereby amended to add a new subsection (h) to read as follows:

“(h) The foregoing provisions of this Section 4.11 shall not apply with    respect to any Asset Sale consummated after the Amendment Effective Date.”

(g)           Sections 4.12 through 4.20 and Sections 4.23 through 4.24 of the Indenture are hereby amended and restated in their entirety to read as follows:

“SECTION 4.12     [Intentionally Omitted]

SECTION 4.13       [Intentionally Omitted]

SECTION 4.14       [Intentionally Omitted]

SECTION 4.15       [Intentionally Omitted]

SECTION 4.16       [Intentionally Omitted]

SECTION 4.17       [Intentionally Omitted]

SECTION 4.18       [Intentionally Omitted]

SECTION 4.19       [Intentionally Omitted]

SECTION 4.20       [Intentionally Omitted]

SECTION 4.23       [Intentionally Omitted]

SECTION 4.24       [Intentionally Omitted]”

(h)           Section 5.1 of the Indenture is hereby amended and restated in its entirety to read as follows:

“SECTION 5.1    Merger, Consolidation and Sale of Assets.    (a) The Company will not consolidate with or merge with or into (whether or not the Company is the Surviving Person) any other entity and the Company will not, and will not cause or permit any Restricted Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Company’s and its Restricted Subsidiaries’ assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) to any Person in a single transaction or series of related transactions, unless:

(1) either (A) the Company will be the Surviving Person or (B) the Surviving Person (if other than the Company) will be an entity organized and validly existing under the laws of the Nation, and will, in any such case, expressly assume by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of every covenant of this Indenture and the Registration Rights Agreement to be performed or observed on the part of the Company.

(2) [Intentionally Omitted].

(3) [Intentionally Omitted].

Any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its assets to the Company or another Restricted Subsidiary of the Company.

(b)  [Intentionally Omitted].

(c) In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company will deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, together stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements under this Indenture. In addition, each Guarantor, in the case of a transaction described in Section 5.1(a) where the Company is not the Surviving Person, unless it is the other party to the transaction or unless its Guarantee will be released and discharged in accordance with its terms as a result of the transaction, will be required to confirm, by supplemental indenture, that its Guarantee will continue to apply to the obligations of the Surviving Person under this Indenture.”

(i)            Clauses (5) and (6) of Section 6.1 of the Indenture are hereby amended and restated in their entirety to read as follows:

“(5)         [Intentionally omitted].

(6)           [Intentionally omitted].”

(j)            All references in the Indenture or the Notes to a provision deleted pursuant to the amendments set forth in Subsections (a) through (i) of this Section 1.1 shall be deleted in their entirety from the Indenture and the Notes, and any definitions used exclusively in the provisions of the Indenture deleted pursuant to the amendments set forth in Subsections (a) through (i) of this Section 1.1 shall be deleted in their entirety from the Indenture.  The requirement of any provision of the Indenture that any action on behalf of the Company or the Trustee be taken in accordance with or pursuant to any of the provisions of the Indenture that are deleted pursuant to Subsections (a) through (i) of this Section 1.1 shall be disregarded and the Company or the Trustee shall be deemed to have taken such action in accordance with and pursuant to such deleted provision.  None of the Company, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under any of the provisions of the Indenture that are deleted pursuant to Subsections (a) through (i) of this Section 1.1, and such deleted provisions shall not be considered in determining whether an Event of Default has occurred or whether the Company has observed, performed or complied with the provisions of the Indenture.

ARTICLE II

Miscellaneous

2.1          Counterparts.  This Third Supplemental Indenture may be signed in counterparts by the different parties hereto in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

2.2          Severability.  In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

2.3          Effect of Headings.  The Section headings of this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this Third Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

2.4          Successors and Assigns.  This Third Supplemental Indenture shall inure to the benefit of and be binding upon the parties hereto and each of their respective successors and permitted assigns.  Without limiting the generality of the foregoing, this Third Supplemental Indenture shall inure to benefit of all Holders from time to time.  Nothing expressed or mentioned in this Third Supplemental Indenture is intended to or shall be construed to give any

Person, other than the parties hereto, their respective successor and assigns, and the Holders, any legal or equitable right, remedy or claim under or in respect of this Third Supplemental Indenture or any provision herein contained.

2.5          Governing Law.  THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

2.6          Effect of Supplemental Indenture.  Except as amended by this Third Supplemental Indenture, the terms and provisions of the Indenture shall remain in full force and effect.

2.7          This Supplemental Indenture is a Supplement to The Indenture.  This Third Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture.  Subject to Section 12.1 of the Indenture, in the case of conflict between the Indenture and this Third Supplemental Indenture, the provisions of this Third Supplemental Indenture shall control.

2.8          Trust Indenture Act.  If any provisions hereof limit, qualify, or conflict with any provisions of the TIA required under the TIA to be a part of and govern this Third Supplemental Indenture, the provisions of the TIA shall control.  If any provision hereof modifies or excludes any provision of the TIA that pursuant to the TIA may be so modified or excluded, the provisions of the TIA as so modified or excluded hereby shall apply.

2.9          Trustee.  The Trustee accepts the amendments of the Indenture effected by this Third Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee.  Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, the Guarantors, or for or with respect to (i) the validity or sufficiency of this Third Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company and the Guarantors by corporate action or otherwise, (iii) the due execution hereof by the Company and the Guarantors or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

2.10        References to This Supplemental Indenture.  Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Third Supplemental Indenture may refer to the Indenture without making specific reference to this Third Supplemental Indenture, but nevertheless all such references shall include this Third Supplemental Indenture unless the context otherwise requires.

2.11        Capitalized Terms.  Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto have caused this Third Supplemental Indenture to be duly executed on its behalf by its duly authorized officer as of the day and year first above written.

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Trustee

By:	/s/ Raymond Delli Colli
Name:	Raymond Delli Colli
Title:	Vice President

[SIGNATURE PAGE TO THIRD SUPPLEMENTAL INDENTURE]

SENECA GAMING CORPORATION

By:	/s/ Catherine A. Walker
Name:	Catherine A. Walker
Title:	President and Chief Executive Officer

SENECA NIAGARA FALLS GAMING
CORPORATION

By:	/s/ Catherine A. Walker
Name:	Catherine A. Walker
Title:	President and Chief Executive Officer

SENECA TERRITORY GAMING
CORPORATION

By:	/s/ Catherine A. Walker
Name:	Catherine A. Walker
Title:	President and Chief Executive Officer

SENECA ERIE GAMING CORPORATION

By:	/s/ Catherine A. Walker
Name:	Catherine A. Walker
Title:	President and Chief Executive Officer

LEWISTON GOLF COURSE
CORPORATION

By:	/s/ Catherine A. Walker
Name:	Catherine A. Walker
Title:	President and Chief Executive Officer